EXHIBIT 10.3

July 11, 2012

Robert C. Bowen
3430 N. Mountain Ridge #2
Mesa, Arizona  85207

RE:	EMPLOYMENT OFFER

Dear Bob:

On behalf of Scientific Learning Corporation (the “Company”), I am pleased to offer you the following position.  This offer is subject to approval by the Compensation Committee of the Board of Directors.

Position:	Chairman and Chief Executive Officer, reporting to the Board of Directors of the Company.

Salary:
Your starting base salary will be $23,333.34 per month ($280,000.00 annually).  You will be paid semimonthly on the 15th and the last day of each month, subject to payroll withholding and deductions.  Based on your duties and responsibilities, you will be categorized as “exempt” and will be ineligible for overtime pay. Your salary will be reviewed by the Board of Directors on January 1, 2013.

Incentive Compensation:
In addition to your base salary, at the end of 2012 you will be eligible for a bonus equivalent to 50% of your base salary, prorated based on a partial year of employment (i.e., approximately 24% of your base salary, given a start date of July 8, 2012), payable at the discretion of the Board of Directors.  This bonus is contingent upon your continued employment with the Company through December 31, 2012.

If the Board of Directors approves the Scientific Learning Bonus Plan for 2013, the target bonus for you, as Chairman and Chief Executive Officer, will be 55% of base salary up to 110% with over achievement.

Effective Date:	The effective date is July 8, 2012.

Paid Time Off:
Your accrual rate for paid time off will be 6.67 hours per pay period. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you.

Health Insurance:
You have requested, and the Company has agreed, that you will waive health insurance as an employee of the Company but the Company will continue to reimburse you for reasonable medical insurance costs that you have obtained on your own behalf for you and your spouse. Reasonable medical insurance costs means the cost of a medical insurance plan that supplements the coverage available to you and your spouse from any available federal and/or state government source (e.g., Medicare or its successor) so that such coverage collectively approximates, to the extent reasonable, the scope of coverage and out of pocket expenditures available to you under the medical insurance benefits at Scientific Learning at this time.  You agree to provide Scientific Learning with all documentation/invoices/receipts regarding the cost of such supplemental medical insurance. If you predecease your spouse, Scientific Learning will continue to reimburse the same costs for your spouse only for the same time period.  This reimbursement will continue throughout your employment and for a period of five (5) years after your employment ends.

Equity Grants:
As part of your new hire package, it will be recommended to the Compensation Committee of the Board of Directors that you be granted an option to purchase up to 150,000 shares of common stock of the Company under the Company’s Stock Option Plan.  The option exercise price will be the then current fair market value of the common stock on the date of grant, which will  be the Company’s next standard equity grant date, October 1, 2012.   The shares will be subject to vesting over four years from your date of hire with an initial one-year cliff (at which time 25% will vest, with the remainder vesting 1/48th monthly over the following 36 months).  The grant of the options is subject to compliance with applicable securities laws.

Additionally,it will be recommended that you receive an award of 150,000 restricted stock units (RSUs) of Scientific Learning Common Stock under the Company’s Equity Incentive Plan.  This award will be granted on October 1, 2012 and will vest, in equal installments, every six months for 48 months.  This award is subject to compliance with applicable federal and state securities laws.

Travel Expenses

You will be reimbursed for reasonable expenses incurred for traveling from your home in Minnesota or your second home in Arizona to the office in Oakland, California in accordance with the Company’s applicable expense reimbursement policies.

•	Transportation: commercial airline using economy class/coach
•	Airport parking
•	Rental Car (or other form of local transportation not to exceed, in the aggregate, the reasonable cost of a rental car)
•	Hotel accommodations (moderately priced) or other mutually agreeable accommodations

In the event any of the travel expenses reimbursed pursuant to this section are ever classified as taxable income, the Company will provide you with a tax gross up equal to the tax liability thus incurred.  The previous sentence will survive the termination of your employment so long as the expenses remain subject to classification as taxable income by applicable taxing authorities.

At-Will Employment:
Throughout your employment at Scientific Learning, your employment is at-will.  At-will employment provides protection of our mutual rights. You or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship and other terms of your employment may not be changed except in writing signed by a duly-authorized officer of our Company.

Prior Agreements:
Upon signing this offer letter agreement, effective July 8, 2012, the current Independent Contractor Agreement between you and the Company will be terminated.  Additionally, the benefits provided under section 3 of the current Retirement Agreement between you and Company, dated December 17, 2009, will no longer be in effect, as they will be superseded by the related provisions of this agreement.

Please sign one copy and return it to Gina Larue in the Human Resources department by July 12, 2012 to indicate your agreement to your employment at the Company on the terms set forth above.

Sincerely,

SCIENTIFIC LEARNING CORPORATION

By	/s/ Dino Rossi	July 12, 2012
	Dino Rossi	Date
On behalf of the Board of Directors

ACCEPTED AND AGREED:

By	/s/ Robert C. Bowen	July 12, 2012
	Robert C. Bowen	Date